Notice of Performance-Based Restricted Stock Unit Award

Grantee: «Participant_First_Name» «Participant_Last_Name»	Performance-Based Restricted Stock Unit Number: «PSU_Number»
Plan: 2022 Omnibus Incentive Plan Amended and Restated Effective February 21, 2025

Notice is hereby given of the following award (the “Performance-Based Restricted Stock Unit Award”) of Performance-Based Restricted Stock Units (“PSUs”), each of which represents the contractual right to receive a Share of the Company:

Grant Date: «Grant_Date»	Target Number of Performance-Based Restricted Stock Units: ***«M of_PSUs_to_be_Awarded»***
Type of Award: Restricted Stock Unit Award

V E S T I N G
Vesting Schedule and Performance Period: The Performance Period shall begin on «Performance_Period_Beginning_Date» and conclude on «Performance_Period_Ending_Date». The PSUs will vest upon the conclusion of the Performance Period based on performance against the Performance Measures described below and, except as otherwise set forth in the PSU Agreement (as defined herein), subject to the Grantee’s continued service through the last day of the Performance Period.

Performance Measures: 50% of the target PSUs will be subject to vesting based upon «Performance_Measure_1» (as defined below) of the Company, while the remaining 50% of the target PSUs will be subject to vesting based upon the Company’s «Performance_Measure_2», in each case, during the Performance Period.

•«Performance_Measure_1» : PSUs subject to the «Performance_Measure_1» will vest as follows:

	< Threshold	Threshold	Target	Maximum
«Performance_Measure_1» in thousands ($)
Payout as % of «Performance_Measure_1» Target PSUs
•«Performance_Measure_2» : PSUs subject to the «Performance_Measure_2» will vest as follows:

	< Threshold	Threshold	Target	Maximum
«Performance_Measure_2»
Payout as % of «Performance_Measure_2» Target PSUs

In the case of the foregoing Performance Measures, straight-line interpolation will be used to determine payout for performance between threshold and target or between target and maximum performance. Performance against the Performance Measures shall be determined and certified by the Committee in its sole discretion.

For purposes hereunder, “«Performance_Measure_1»” shall mean «Performance_Measure_1_Definition»

In determining performance, «Performance_Measure_2» refers to the Company’s «Performance_Measure_2_Definition»

Change in Control: In the event of a Change in Control on or prior to the last day of the Performance Period, performance shall be determined based on the greater of (i) target and (ii) actual performance, with actual performance measured solely on the basis of the «Performance_Measure_2». For the avoidance of doubt, this section specifies the performance attainment level upon a Change in Control, with the PSUs vesting only to the extent the Grantee remains employed through the last day of the Performance Period or as otherwise specified in the PSU Agreement.

By accepting this Performance-Based Restricted Stock Unit Award, Grantee acknowledges and agrees that the Performance-Based Restricted Stock Units granted herein are subject to and in accordance with the terms of (i) the enclosed PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD TERMS AND CONDITIONS (together with this Notice of Performance-Based Restricted Stock Unit Award, the “PSU Agreement”), and (ii) The Ensign Group, Inc. 2022 Omnibus Incentive Plan, as amended and restated effective February 21, 2025 (the “Plan”), both of which are incorporated herein by this reference. All capitalized terms in this Notice of Performance-Based Restricted Stock Unit Award shall have the meaning assigned to them in the PSU Agreement or, if not defined in the PSU Agreement, then in the Plan.

EXECUTED AND DELIVERED as of the Grant Date set forth above.

THE ENSIGN GROUP, INC.
a Delaware corporation

By: Chad A Keetch
Chief Investment Officer and EVP

THE ENSIGN GROUP, INC.
PERFORMANCE-BASED RESTRICTED
STOCK UNIT AWARD
TERMS AND CONDITIONS

These PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD TERMS AND CONDITIONS are an integral part of the foregoing Notice of Performance-Based Restricted Stock Unit Award (the “Notice,” and together with these Terms and Conditions, the “PSU Agreement” or this “Agreement”) made by The Ensign Group, Inc., a Delaware corporation (the “Company”), to the individual “Grantee” named therein. All capitalized terms used herein but not defined in this PSU Agreement shall have the meanings given to them in The Ensign Group, Inc. 2022 Omnibus Incentive Plan, as amended and restated effective February 21, 2025 (the “Plan”), the terms and conditions of which are incorporated herein by this reference.

1.Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) "Cause" shall mean, with respect to a Grantee, the occurrence of any of the following: (i) Grantee’s personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit, (ii) Grantee’s continuing intentional or habitual failure to perform stated duties, (iii) Grantee’s violation of any law (other than minor traffic violations or similar misdemeanor offenses not involving moral turpitude), (iv) Grantee’s material breach of any provision of an employment or independent contractor agreement with the Company, or (v) any other act or omission by a Grantee that, in the opinion of the Committee, could reasonably be expected to adversely affect the Company’s business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Committee in its sole discretion or, in the case of Grantees who are Directors or officers or persons subject to Section 16 of the Exchange Act, the Board, each of whose determination shall be final, conclusive and binding. A Grantee’s Service shall be deemed to have terminated for Cause if, after the Grantee’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Grantee. However, if the term or concept has been defined in an employment agreement between the Company and Grantee, then Cause shall have the definition set forth in such employment agreement. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Affiliate) to discharge or dismiss Grantee or other person providing Service to the Company (or any Affiliate) for any other acts or omissions but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(b) "Disability" shall mean Grantee’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively his or her duties and obligations as an employee of the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Board.

(c) “Good Reason” shall mean, without Grantee’s prior written consent, (i) a reduction in Grantee’s base salary or annual target bonus opportunity as compared to the Grantee’s base salary or annual target bonus opportunity as in effect immediately prior to a Change in Control; (ii) a material diminution in Grantee’s authority, duties or responsibilities as compared to the Grantee’s authority, duties or responsibilities as in effect immediately prior to a Change in Control; or (iii) the relocation of Grantee’s principal workplace to a location more than fifty (50) miles from the location at which Grantee provided services immediately prior to a Change in Control. Notwithstanding the foregoing, Good Reason shall not exist unless the Grantee (x) has given the Company written notice of the occurrence of such Good Reason event within 30 days after the initial existence of such event; (y) the Company has failed to cure such Good Reason event within 30 days of receiving such notice from the Grantee; and (z) the Grantee’s resignation of Service is effective within 30 days after the end of such 30-day cure period. If the Company cures the Good Reason event during such cure period, Good Reason shall be deemed not to have occurred.

(d) “Retirement” shall mean the Grantee’s resignation from Service after having attained age fifty (50) and completed at least fifteen (15) years of Service.

2.Vesting.

(a)Normal Vesting. Except as set forth in this PSU Agreement, the performance-based Restricted Stock Units (the “PSUs”) granted hereunder shall vest in accordance with the schedule set forth in the Notice and shall become fully vested, to the extent earned based upon performance against the applicable Performance Measures described in the Notice and continued Service, upon the conclusion of the Performance Period (as defined in the Notice) (the “Vesting Date”).

(b)Continued Service Requirement. If Grantee’s Service with the Company terminates for any reason prior to the Vesting Date (except as provided in Sections 2(c) and (d)) all unvested PSUs shall be forfeited and canceled without consideration on the date of Grantee’s Service termination and Grantee shall have no further rights with respect to such PSUs. For purposes of this Agreement, employment with a Subsidiary of the Company shall be considered employment with the Company.

(c)Effect on Vesting in Case of Death, Disability, Termination by the Company without Cause or Retirement. Notwithstanding Section 2(b) above and subject to Section 2(e), if (i) Grantee dies, (ii) is terminated by the Company as a result of a Disability, (iii) is terminated by the Company without Cause prior to a Change in Control or (iv) Grantee’s Service terminates due to Retirement, in each case, prior to the Vesting Date, his or her PSUs shall remain outstanding and shall be eligible to vest on a pro rata basis according to the number of days elapsed since the beginning of the Performance Period and the date of his or her death or termination of Service due to Disability, without Cause prior to a Change in Control or due to Retirement, with vesting determined following the conclusion of the Performance Period based on actual performance against the applicable Performance Measures; provided, however, that if the PSUs become Converted RSUs (as defined below) during the Performance Period, then the Converted RSUs shall vest on a pro rata basis effective as of such termination of Service or, if such termination of Service preceded the Change in Control in which the PSUs became Converted RSUs, the date of such Change in Control; provided, further, that in the event Grantee’s Service is terminated by the Company without Cause following a Change in Control, then vesting of the PSUs shall be determined in accordance with Section 2(d).

(d)Effect on Vesting in Case of Change in Control. In the event of a Change in Control in which PSUs will be assumed, substituted, or continued by the surviving entity or its parent upon the consummation of the Change in Control, then the unvested PSUs hereunder shall, effective as of the Change in Control, be converted into a time-based Restricted Stock Unit award with respect to a number of Restricted Stock Units calculated based on the greater of (i) target performance with respect to the Performance Measures or (ii) actual performance as of the date of the Change in Control, as determined in accordance with the Notice (the “Converted RSUs”). The Converted RSUs shall be subject to cliff-vesting upon the Vesting Date, subject to the Grantee’s continued Service through such date; provided, however, if Grantee’s Service is terminated by the Company without Cause or Grantee resigns for Good Reason, in each case, following such Change in Control and prior to the Vesting Date, then, subject to Section 2(e), the Converted RSUs shall become fully vested as of the date of such termination of Service.

(e)Release of Claims. In the event Grantee becomes eligible for vesting under Section 2(c) in the event of Grantee’s termination of Service due to Disability or by the Company without Cause or by Grantee due to Retirement or under Section 2(d) due to Grantee’s termination of Service by the Company without Cause or by Grantee due to Good Reason, vesting under such sections shall be subject to Grantee’s execution and non-revocation of a customary release of claims in favor of the Company (the “Release”) within 60 days following Grantee’s termination of Service.

3.Settlement of PSUs. Subject to the terms of the Plan and this Agreement, as soon as practicable following the vesting of the PSUs (but, subject to Section 17, in any event no later than 70 days following the Vesting Date or vesting event applicable to the PSUs), the Company shall issue or deliver to the Grantee one Share for each PSU granted hereunder upon the vesting of such PSU. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7. Prior to the issuance to the Grantee of the Shares, the Grantee shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company. The Grantee shall have no beneficial interest or ownership in the vested Shares until the issuance or delivery of those vested Shares to the Grantee.

4.Restrictions on Transfer.

(a)Non-Transferability. Except as otherwise provided under the Plan, no PSUs and no rights under this PSU Agreement, including with respect to the underlying Shares prior to settlement, shall be transferable by Grantee other than by will or by the laws of descent and distribution and the Company shall not be required to recognize any attempted assignment of such rights by Grantee; provided, however, that, if so determined by the Committee, Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee and receive any property distributable with respect to this PSU Agreement upon the death of the Grantee. Except as otherwise determined by the Committee, no PSUs or any right grants hereunder may be pledged, alienated, attached or otherwise encumbered, and any purposed pledge, alienation, attachment or other encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(b)Securities Laws Restrictions on Transfer of Shares. Grantee understands and hereby acknowledges that, in addition to transfer restrictions in this Agreement, federal and state securities laws govern and restrict Grantee’s right to offer, sell or otherwise dispose of any Shares issued in settlement of vested PSUs hereunder unless such offer, sale or other disposition thereof is registered or qualified under the Securities Act and applicable state securities laws, or in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. Grantee agrees that he or she shall not offer, sell or otherwise dispose of any such Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. Grantee further understands that the certificates for any Shares issued hereunder shall bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws. Grantee may not sell, transfer or dispose of any Shares issued hereunder (except pursuant to an effective registration statement under the Securities Act) without first obtaining from the Company an opinion of the Company’s counsel that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer. If requested, Grantee agrees to provide the Company with written assurances, in form and substance satisfactory to the Company, that (1) the proposed disposition does not require registration of the Shares under the Securities Act or (2) all appropriate action necessary for compliance with the registration requirements of the Securities Act or any exemption from registration available under the Securities Act (including Rule 144) has been taken. In connection with the delivery of the Shares pursuant to this Agreement, the Grantee agrees to execute any documents reasonably requested by the Company.

(c)Restrictions on Transfer of Shares. The transfer or sale of Shares issued hereunder in accordance with this Section 4 of this Agreement shall be subject to the Company Policy Regarding Insider Trading, as amended from time to time, including any preclearance procedures or black-out periods that specifically apply to Grantee.

5.Conformity with Plan. This Agreement, and the PSUs granted hereunder, are intended to conform in all respects with, and be subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Grantee acknowledges receipt of this Agreement and the Plan and agrees to be bound by all of the terms of this Agreement and the Plan.

6.Rights of Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Grantee’s Service at any time (with or without Cause), nor confer upon Grantee any right to continue in the Service of the Company for any period of time or to continue his or her present (or any other) rate of compensation, and in the event of Grantee’s termination of Service (including, but not limited to, termination by the Company without Cause), any portion of Grantee’s PSUs that were not previously vested shall be forfeited, except as otherwise provided herein or determined by the Committee. Nothing in this Agreement shall confer upon Grantee any right to be selected again as a Plan participant.

7.Withholding of Taxes. Grantee shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check or direct a broker to sell a sufficient number of shares from the Grantee’s brokerage account and deliver the proceeds to the Company, in either case in the amount necessary to satisfy any applicable federal, state and local tax withholding requirements with respect to amounts payable under the terms of this PSU Agreement. The Company shall be entitled, if necessary or desirable, to withhold from Grantee any amounts due and payable by the Company, including wages, to Grantee (or secure payment from Grantee in lieu of withholding), the amount of any withholding or other tax due from the Company with respect to any Shares issued under this Agreement. Grantee acknowledges that he or she has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

8.Rights as a Stockholder. Grantee shall not have any rights of a stockholder with respect to the Shares underlying the PSUs (including, without limitation, voting rights or dividend rights) unless and until the PSUs vest and are settled by the issuance of such Shares. Upon the issuance of Shares to Grantee, Grantee (or any subsequent transferee) shall have all of the rights of a stockholder with respect to such Shares, including the right to vote such shares and the right to receive dividends. There is no guarantee by the Company that dividends will be paid.

9.Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto shall be entitled to specific performance and/or injunctive relief (without posting bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

10.Amendment. The Company may amend or waive the provisions of this Agreement at any time; provided that an amendment that would materially impair the Grantee’s rights under this Agreement shall be subject to the written consent of the Grantee. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

11.Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

12.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

14.Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15.Governing Law. The corporate law of the state of Delaware shall govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the state of Delaware.

16.Awards Subject to Clawback. The PSUs and any Shares delivered pursuant to this Agreement are subject to forfeiture, recovery by the Company or other action pursuant to the Company’s Policy for Recovery of Erroneously Awarded Incentive-Based Compensation or any clawback or recoupment policy which the Company may adopt from time to time to comply with applicable law.

17.Compliance With Section 409A of the Code. This Agreement and the PSUs granted hereunder are intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the PSUs to become vested and be settled upon the Grantee’s termination of employment, the applicable Shares shall be transferred to the Grantee or his or her beneficiary upon the Grantee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Grantee is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the PSUs constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Grantee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Grantee’s death. Further, to the extent the PSUs constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code and vesting is subject to the Grantee’s execution and non-revocation of a Release and the period to consider such Release spans two tax years, the PSUs shall be settled in the later of the two tax years to the extent required to comply with Section 409A of the Code.

18.Entire Agreement. This Agreement and the Plan constitute the entire understanding between Grantee and the Company, and supersedes all other agreements, whether written or oral, with respect to the grant and acquisition by Grantee of the PSUs (and Shares with respect thereto). If there are any conflicts in terms and conditions between this Agreement and the Plan, the terms and conditions of the Plan shall govern, unless otherwise determined by the Committee or the Board.

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